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                                                     Exhibit 23.1



The Board of Directors
Unify Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Unify Corporation of our reports dated May 17, 1996, relating to the consolidated balance sheets of Unify Corporation as of April 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' deficit, and cash flows, and the related schedule, for each of the years in the three-year period ended April 30, 1996, which reports appear in the registration statement on Form S-1 (No. 333-3834) of Unify Corporation.

                                    /s/

                                    KPMG Peat Marwick LLP


San Jose, California
September 26, 1996